Filed Pursuant to Rule 424(b)(3)
Registration Number 333-148567
THIRD WAVE TECHNOLOGIES, INC.
Prospectus Supplement dated July 2, 2008
to the Prospectus dated January 31, 2008

     This prospectus supplement dated July 2, 2008 supplements that certain prospectus dated January 31, 2008 (the “prospectus”) relating to the resale of up to 1,815,000 shares of our common stock that may be offered for sale by selling stockholders upon the exercise of the Warrants. This prospectus supplement is incorporated by reference into the prospectus and should be read in conjunction with, and may not be delivered or utilized without, the prospectus. This prospectus supplement is qualified by reference to the prospectus except to the extent that the information herein contained modifies or supersedes the information contained in the prospectus. Capitalized terms used in this prospectus supplement and not otherwise defined herein shall have the meanings specified in the prospectus.
     The sole purpose of this prospectus supplement is to amend the information set forth under the heading “Selling Stockholders” appearing on pages 17 — 18 of the prospectus to reflect (i) the transfer of a portion of our warrants to purchase shares of our common stock held by Deerfield Private Design Fund, L.P., which is listed as a selling stockholder in the prospectus, to each of OTA, LLC and Crestview Capital Master, LLC (collectively, the “transferees”), (ii) the transfer of a portion of our warrants to purchase shares of our common stock held by Deerfield Private Design International, L.P., which is listed as a selling stockholder in the prospectus, to the transferees and (iii) the additions of OTA, LLC and Crestview Capital Master, LLC as selling stockholders.

The Securities Offered Hereby Involve a High Degree of Risk.
See “Risk Factors” Beginning at Page 6 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is July 2, 2008.

SELLING STOCKHOLDERS
     The information in the table below is presented as of July 2, 2008 and supersedes in its entirety the information with respect to Deerfield Private Design Fund, L.P. and Deerfield Private Design International, L.P. in the table appearing under the heading “Selling Stockholders” in the prospectus, including the information on beneficial ownership set forth in footnote (1) to such table.
     We have prepared this table based on information supplied to us by the selling stockholders or their representatives.

	Shares of Common	Shares of Common	Shares of Common
	Stock Owned Prior	Stock Being	Stock Owned After	% of
Name of Selling Stockholder	to Offering (1)	Offered (1) (2)	Offering	Common Stock
Deerfield Private Design Fund, L.P. (3)	464,564	464,564	—	—
Deerfield Private Design International, L.P. (3)	750,436	750,436	—	—
OTA, LLC(4)	350,000	350,000	—	—
Crestview Capital Master, LLC(5)	250,000	250,000	—	—

(1)	Represents the number of shares that may be issued upon exercise of the Warrants. For the purposes hereof, we assume the issuance of all such shares pursuant to a cash exercise. The actual number of shares of common stock issuable upon exercise of the Warrants is subject to adjustment for any stock split, stock dividend or similar transaction involving the common stock, and could be materially less or more than such number depending on factors which cannot be predicted by us at this time. The actual number of shares of common stock described in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon exercise of the Warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933 (the “Securities Act”).

(2)	The terms of the Warrants contain a blocker provision under which the holder thereof does not have the right to exercise such Warrants to the extent that such exercise would result in beneficial ownership by the holder thereof, together with its affiliates, of more than 9.98% of the shares of common stock then issued and outstanding.

(3)	James E. Flynn has the power to vote or dispose of the shares held by such selling stockholder. Mr. Flynn also has voting and dispositive power over 412,776 shares of common stock held by Deerfield Partners, L.P., 76,456 shares held by Deerfield Special Situations Fund, L.P., 721,224 shares held by Deerfield International Limited and 138,273 shares held by Deerfield Special Situations Fund International Limited.

(4)	Ira M. Leventhal, a senior managing director of OTA, LLC (“OTA”), has voting and investment power with respect to the securities beneficially owned by OTA.

(5)	Crestview Capital Partners, LLC (“CCP”) is the sole managing member of Crestview Capital Master, LLC (“CCM”) and may be deemed to have sole voting and investment power with respect to the securities beneficially owned by CCM. CCP disclaims beneficial ownership of these securities. The Managing Members of CCP are Stewart Flink, Robert Hoyt and Daniel Warsh, each of whom may be deemed to have voting and dispositive power over securities beneficially owned by CCM, and each of whom also disclaims beneficial ownership of these securities.